Exhibit 4.1

DESCRIPTION OF SECURITIES

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit.

Description of Units

Limited Liability Company Units

Under the terms of the LLC Agreement, Goldman Sachs Private Middle Market Credit LLC (the “Company”) retained the right to accept subscriptions for commitments to purchase its common units of limited liability company interests (the “Units”) on or prior to May 5, 2017. Unitholders are entitled to one vote for each Unit held on all matters submitted to a vote of Unitholders and do not have cumulative voting rights. Unitholders are entitled to receive proportionately any dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding Preferred Units. Upon the Company’s liquidation, dissolution or winding up, the Unitholders will be entitled to receive ratably its net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of Unitholders are subject to the rights of the holders of Preferred Units that the Company may designate and issue in the future.

Preferred Units

Under the terms of the LLC Agreement, the Board of Directors is authorized to issue Preferred Units without Unitholder approval. Prior to the issuance of Preferred Units, the Board of Directors is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Investment Company Act limits the Company’s flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, the Company must meet an asset coverage ratio of total assets to total senior securities, which include all of the Company’s borrowings and Preferred Units, of at least 200% (or 150% if certain requirements are met); and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units.

Transfer and Resale Restrictions; Required Transfers

The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction.

Purchasers of Units will not be permitted to transfer their Units, including a transfer of solely an economic interest, without the prior written consent of the Company. While the Company expects not to unreasonably withhold its prior written consent to transfers by Unitholders, adverse tax consequences for certain of the Company’s U.S. holders may arise if it has fewer than 500 beneficial owners of its capital stock. Accordingly, the Company expects to withhold its consent if any such transfer would or may result in the Company having fewer than 550 beneficial owners of its capital stock. Additionally, the Company expects to withhold its consent if any such transfer would (i) be prohibited by or trigger a prepayment under its debt or other credit facilities, (ii) result in a violation of applicable securities law, (iii) result in the Company no longer being eligible to be treated as a RIC pursuant to the Investment Company Act, (iv) result in the Company being subject to additional regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act or (v) result in the Company’s assets becoming “plan assets” of any ERISA Unitholder within the meaning of the Plan Assets Regulation. Finally, Units may be transferred only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions, and therefore investors will be subject to restrictions on resale and transfer associated with securities sold pursuant to Regulation D, Regulation S and other exemptions from registration under the Securities Act.

Any transfer of Units in violation of these provisions will be void, and any intended recipient of the Units will acquire no rights in such Units and will not be treated as a Unitholder for any purpose. Prospective investors in the Company should not invest in the Company unless they are prepared to retain their Units until the Company liquidates.

Under the terms of the LLC Agreement, in the event any person is or becomes the owner of Units, and such ownership would result in a violation of any of the above provisions, the Company may, and each of the Unitholders has agreed and acknowledged that the Company will have the power to, cause the Company to repurchase the Units of such person, or require such person to transfer their Units to another person; provided, any such repurchase will be conducted in accordance with the terms of the LLC Agreement and Section 23 of the Investment Company Act and applicable rules thereunder.

Limited Liability of the Unitholders

No Unitholder or former Unitholder, in its capacity as such, will be liable for any of the debts, liabilities or obligations of the Company except as provided hereunder and to the extent otherwise required by law. Each Unitholder will be required to pay to the Company (a) any commitments that they have agreed to make to the Company, (b) the amount of any distribution that he, she or it is required to return to the Company (including any returned capital) pursuant to the LLC Agreement or applicable law, and (c) the unpaid balance of any other payments that he, she or it is expressly required to make to the Company pursuant to the LLC Agreement or pursuant to their subscription agreement, as the case may be.

Delaware Law and Certain LLC Agreement Provisions

Organization and Duration

The Company was formed as a Delaware limited partnership on December 23, 2015, and was converted to a Delaware limited liability company on April 4, 2016. The Company will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, the Company is permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By executing the subscription agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by the Company has agreed to be admitted as a member of the Company and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each Unitholder and each person who acquires Units from a Unitholder grants to certain of the Company’s officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for the Company’s qualification, continuance or dissolution. The power of attorney also grants the Board of Directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Drawdowns

The Company’s investment period commenced on May 6, 2016 and continued through May 5, 2019. Following the end of the investment period, the Company will have the right to issue drawdowns only (i) to pay, and/or establish reserves for, the Company’s actual or anticipated expenses, liabilities, including the payment or repayment of indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit, or other obligations, contingent or otherwise, including the management fee paid to the Company’s Investment Adviser, whether incurred before or after the end of the investment period, (ii) to fulfill investment commitments made or approved by the investment committee of the GSAM Private Credit Group prior to the expiration of the investment period, (iii) to engage in hedging transactions or (iv) to make additional investments in existing portfolio companies (including transactions to hedge interest rate or currency risks related to such additional investment).

Resignation and Removal of Directors; Procedures for Vacancies

A director may resign from the Board of Directors at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chair of the Board of Directors, the chief executive officer of the Company or the Secretary. The resignation will take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation will not be necessary to make it effective unless otherwise expressly provided in the resignation. Any or all of the directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Units of the Company entitled to vote thereon, voting together as a single class.

Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled exclusively by the affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship will hold office until his or her death, resignation, retirement, disqualification or removal.

Action by Unitholders

Under the LLC Agreement, Unitholder action can be taken only at a meeting of Unitholders or by written consent in lieu of a meeting by Unitholders representing at least the number of Units required to approve the matter in question.

Only the Board of Directors, the Chair of the Board or the Company’s Chief Executive Officer may call a meeting of Unitholders. Only business specified in the Company’s notice of meeting (or supplement thereto) may be conducted at a meeting of Unitholders.

Amendment of the Limited Liability Company Agreement; No Approval by Unitholders

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Company, with the prior written consent of:

(a)If no Preferred Units have been issued and are outstanding, a majority in interest of the Unitholders; or

(b)If Preferred Units have been issued and are outstanding, (A) in the case of an amendment not affecting the rights of preferred Unitholders, a majority in interest of the Unitholders, (ii) in the case of an amendment not affecting the rights of the Unitholders (including rights or protections with respect to tax consequences to Unitholders), a majority in interest of the preferred Unitholders, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Unitholders) of both the Unitholders and the preferred Unitholders, a majority in interest of the Unitholders and a majority in interest of the preferred Unitholders.

Notwithstanding clauses (a) or (b) above, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board of Directors and without the need to seek the consent of any Unitholder or preferred Unitholder.

Merger, Sale or Other Disposition of Assets

Subject to the requirements of the Investment Company Act, the Board of Directors may, without the approval of holders of the Company’s outstanding Units, cause the Company to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, or approve on the Company’s behalf the sale, exchange or other disposition of all or substantially all of its assets. The Board of Directors may also cause the sale of all or substantially all of its assets under a foreclosure or other realization without Unitholder approval. Unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of the Company’s assets or any other similar transaction or event.

4